EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of August 7, 2025, by and between Troemner, LLC, a Delaware limited liability company (“Buyer”) and Scientific Industries, Inc., a Delaware corporation (“Seller”). Buyer and Seller are each referred to herein individually as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Seller, among other things, is engaged in the business of developing, manufacturing, marketing, selling and servicing the Genie brand laboratory equipment product family (the “Business”); and

WHEREAS, Seller wishes to sell or cause to be sold to Buyer and Buyer wishes to purchase and acquire from Seller substantially all of the assets, properties and rights, whether tangible or intangible, related to the conduct and operation of the Business (other than the Excluded Assets (as defined below)), all upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

DEFINITIONS

Certain Definitions. For purposes of this Agreement, capitalized terms have the meanings set forth in Appendix A hereto, which shall be equally applicable to both the singular and plural forms.

SALE AND PURCHASE OF ASSETS

Sale and Purchase of Purchased Assets; Assumption of Certain Liabilities.

Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances, all right, title and interest of Seller in and to all of the properties, assets and rights, whether tangible or intangible, of every kind, nature and description whatsoever of Seller that are or that have historically been used in the conduct or operation of the Business (collectively, the “Assets”), other than the Excluded Assets (all of such purchased Assets being collectively referred to as the “Purchased Assets”). The Purchased Assets shall include all Assets of every kind and nature pertaining to the products of the Business, including without limitation those in respect to the products listed in Schedule 2.1(a) (the “Products”; such term to include all products pertaining to the Business, whether or not included on such Schedule 2.1(a) ), together with related accessories, consumables and software. Without limiting the generality of the foregoing, the Purchased Assets shall include all right, title and interest of Seller in, to and under all of the following existing as of the date hereof that are owned by or used by Seller in connection with the conduct of the Business and that are not Excluded Assets:

all fixed assets, machinery, equipment (including assembly and test equipment), instruments, tools and tooling (including those pertaining to service, R&D and quality testing), computer hardware, and other items of tangible personal property of every kind owned, leased or licensed by Seller, whether owned or leased, including without limitation those which are identified on Exhibit A attached hereto (the “Tangible Personal Property”), which Exhibit A will specify any Tangible Personal Property that is leased;

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all work-in-process, raw materials and parts inventory, including instruments, accessories and consumables, demonstration units, replacement parts and supplies, packing materials, including without limitation those which are identified on Exhibit B attached hereto by estimated value and count by category (“Inventory”);

subject to Sections 2.1(b), 2.1(d) and 2.1(f), ordinary course performance obligations first arising after Closing pursuant to the executory supplier, partner, distributor and customer Contracts to which Seller is a party and which are primarily related to the conduct or operation of the Business, and which are identified on Exhibit C attached hereto (the “Assumed Contracts”);

all of the Intellectual Property Assets including without limitation those which are identified on Exhibit D attached hereto, together with all rights to collect income, royalties, damages, proceeds and payments due or payable at the Closing (except as same constitute trade accounts receivable which are an Excluded Asset) or thereafter with respect to the foregoing and all ongoing R&D projects, software and firmware, designs, drawings, production and engineering files;

all Licenses necessary for or used primarily by Seller for the conduct or operation of the Business including without limitation those which are identified on Exhibit E attached hereto;

all of the books and records of Seller pertaining to the conduct or operation of the Business in electronic form, and all business records in paper form which relate exclusively to the Business, including, without limitation, customer lists, customer records, prospect lists and records, order book, open quotes, leads and inquiries information, installed base information and records, customer purchasing histories, supplier lists, supplier records, price lists, distribution lists and information, production and quality data and documentation, compliance records and certificates, bills of material, CRM data, accounting records, Product information, marketing and training documents, videos and materials, service manuals, research and development files, records, data, backup files that include data pertaining to the Business, sales materials and records, current and historical sales and promotional literature, and marketing and promotional materials, digital media assets and research and development materials;

all past, present or future claims of Seller against third parties relating to the Purchased Assets or Assumed Liabilities, whether known or unknown, fixed or contingent and all rights of indemnity, warranty rights, rights of contribution, rights of reimbursement and other rights of recovery possessed by Seller relating to the Purchased Assets or Assumed Liabilities and rights to enforce confidentiality, noncompetition and/or non-solicitation, work product ownership and release agreements (regardless of whether any such rights are currently exercisable);

the goodwill and going concern value of the Business; and

all other Assets of every kind, nature and description, tangible or intangible, owned by Seller and used or held for use in the operation of the Business.

Without limiting the generality of the foregoing, Purchased Assets include all Assets physically located at 80 Orville Drive, Suite 102, Bohemia, NY (the “Premises”), and located at Seller’s vendor sites as detailed in Exhibit A, unless excluded pursuant to Section 2.1(b)(iv).

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Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, the following Assets of Seller existing as of the Closing Date (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:

(i)	the trade accounts receivable pertaining to the Business as of the day immediately preceding the Closing Date;

(ii)	all cash and cash equivalents or similar investments, bank accounts, lease deposits, commercial paper, certificates of deposit, Treasury bills and other marketable securities;

(iii)	all Contracts pertaining to the Business other than the Assumed Contracts;

(iv)	Seller’s www.scientificindustries.com website domain (the “Website”); and

(v)

all of the tangible and intangible assets or properties of Seller which are not primarily related to, necessary for, used or held for use in the conduct or operation of the Business; all such assets which are located at the Premises are identified in Schedule 2.1(b)(iv).

Assumed Liabilities. At the Closing, Buyer shall assume only the following Liabilities of Seller (the “Assumed Liabilities”), and no others:

(i)

The ordinary course performance obligations first arising under the Assumed Contracts after Closing, unless they arise from or relate to any breach (including with notice or lapse of time) by Seller of its obligations under such Assumed Contract.

Excluded Liabilities. “Excluded Liabilities” means all liabilities not expressly identified as Assumed Liabilities. The Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Buyer shall not assume or be liable, nor be deemed to have assumed or be liable for, any Liability of Seller that is not an Assumed Liability.

Purchase Price. The purchase price for the Purchased Assets and as consideration for the other covenants and agreements of Seller contained herein (the “Purchase Price”) shall be comprised of (i) (A) Nine Million Six Hundred Thousand Dollars ($9,600,000.00), minus (B) $618,324, being the agreed Closing Adjustment, minus (C) $4,390, being the estimated customer deposits and advance payments on Assumed Contracts (the “Deposits”), plus (D) $0, being the estimated prepayments on Assumed Contracts (the “Prepayments”), the sum of (A) – (D) _payable as hereafter provided (the “Closing Date Consideration”), plus (ii) an earn-out of up to an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000.00) subject to and in accordance with Exhibit F hereto (the “Earn-Out”). The Closing Date Consideration shall be paid as follows:

(i)

An amount equal to Nine Hundred Sixty Thousand Dollars ($960,000.00) (the “Escrow Amount”) shall be payable by Buyer to FirstBank (the “Escrow Agent”) to be held pursuant to the terms of an escrow agreement in the form of Exhibit G (the “Escrow Agreement”), entered into by Buyer, Seller and the Escrow Agent.

(ii)	The balance of the Closing Date Consideration shall be payable by Buyer to Seller by wire transfer of immediately available funds at Closing.

Third Party Consents.  To the extent that any of the Assumed Contracts are not assignable without the Consent of another Person, this Agreement shall not constitute an assignment or an attempted assignment of such Assumed Contract if such assignment or attempted assignment would constitute a breach thereof and such Consent is not obtained prior to the Closing. To the extent Required Consents or Consents necessary for the assignment of Assumed Contracts cannot be obtained prior to the Closing, at the request of Buyer, the Parties will use reasonable efforts and cooperate to obtain such Consents as soon as practicable following the Closing at Seller’s expense; provided that Seller shall take no action to seek such Consent without prior consultation with or approval by Buyer.  If any such Consent shall not be obtained despite the reasonable efforts of the Parties to procure such Consent, then Seller, at Buyer’s sole cost and expense, shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the use and benefits intended to be assigned to Buyer with respect to the underlying Assumed Contract. If and only if such reasonable arrangement can be made, and except as otherwise provided herein, Buyer agrees to accept the burdens and perform the obligations underlying such Assumed Contract.

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The Closing.  The purchase and sale provided for in this Agreement shall take place at a closing (the “Closing”) on the date hereof (the “Closing Date”).    All of the transactions to be concluded at the Closing shall be deemed concluded simultaneously at 12:01 am (eastern daylight savings time) on the Closing Date.  On the Closing Date or as soon thereafter as is practicable, the parties will jointly conduct a physical inventory count.

Closing Deliveries.

At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i)	Actual physical possession of those certain Purchased Assets set forth on Schedule 2.3(a)(i) (the “Closing Assets”);

(ii)	one or more bills of sale relating to the Purchased Assets (the “Bills of Sale”);

(iii)	an assignment and assumption agreement relating to the Assumed Liabilities (the “Assignment and Assumption Agreement”);

(iv)	an assignment of the Patents comprising a portion of the Purchased Assets (the “Assignment of Patents”);

(v)	and an assignment of Trademarks comprising a portion of the Purchased Assets (the “Assignment of Trademarks”);

(vi)	the Escrow Agreement;

(vii)	a Transition Services Agreement (the “Transition Services Agreement”);

(viii)	a Manufacturing and Supply Agreement (the “Supply Agreement”);

(ix)	a copy of each Required Consent required by Buyer to be delivered by Seller as a condition to Closing;

(x)	releases with respect to all Encumbrances on the Purchased Assets, including UCC-3 termination statements;

(xi)	such other bills of sale, assignments, certificates, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer; and

(xii)	waiver of distraint or similar waiver of landlord of premises occupied by Seller;

At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)	the portion of the Closing Date Consideration described in Section 2.1(e)(ii);

(ii)	the Escrow Agreement signed by Buyer and the Escrow Agent, and evidence of payment to the Escrow Agent the Escrow Amount;

(iii)	counterparts to the Ancillary Documents to which Buyer is a party; and

(iv)	such other certificates, documents and instruments of assumption as may reasonably be requested by Seller.

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Interim Adjustment.

Within thirty (30) calendar days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth the Inventory Value, Deposits and Prepayments as of the Closing Date, together with an explanation in reasonable detail of the calculation thereof (the "Post-Closing Statement"). During the fifteen (15) calendar days immediately following delivery of the Post-Closing Statement, Seller shall be entitled to review the Post-Closing Statement. The Post-Closing Statement shall become final and binding upon the Parties hereto on the thirtieth (30th) calendar day following delivery thereof unless Seller gives written notice to Buyer that it disagrees with the calculation reflected therein (a "Notice of Disagreement") prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a timely Notice of Disagreement is delivered by Seller, then the Post-Closing Statement (as revised, if at all, in accordance with this Section 2.4) shall become final and binding upon Seller and Buyer on the earlier of (i) the date Seller and Buyer resolve in writing all differences they have with respect to any matter specified in the Notice of Disagreement or (ii) the date all matters in dispute are finally resolved by the Independent Accounting Firm (as defined below). During the thirty (30) calendar days immediately following the delivery of any Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing such differences. At the end of such thirty (30) day period, if Seller and Buyer have not resolved their differences with respect to matters specified in the Notice of Disagreement, Seller and Buyer shall submit such dispute to Grant Thornton LLP, or if Grant Thornton LLP will not so serve, a national accounting firm that is mutually agreeable to the Seller and Buyer (the "Independent Accounting Firm") for review and resolution of any and all matters which remain in dispute and which are included in the Notice of Disagreement. The Independent Accounting Firm shall reach a final resolution of all unresolved matters and shall furnish such resolution in writing to Seller and Buyer as soon as practicable after such matters have been referred to the Independent Accounting Firm, but in no event later than fifteen (15) calendar days after submission of the dispute to the Independent Accounting Firm. Such resolution shall be made in accordance with this Agreement and will be conclusive and binding upon Seller and Buyer provided there has been no manifest mathematical error. The fees and expenses of the Independent Accounting Firm shall be borne by the parties in proportion to the amounts by which their proposals of the disputed amounts differed from the Independent Accounting Firm’s final determination thereof.

Upon final determination of the Inventory Value, (i) if the Inventory Value exceeds the Target Inventory Value, Buyer will pay to Seller the amount of the difference in immediately available funds within ten (10) Business Days or (ii) if Inventory Value is less than Target Inventory Value, Seller will pay to Buyer the amount of the difference in immediately available funds within ten (10) Business Days.

Upon final determination of Deposits, if the Deposits are less than the estimated Deposits value used in the computation of the Closing Date Consideration, Buyer will pay to Seller the amount of the difference in immediately available funds within ten (10) Business Days or (ii) if the Deposits are more than the estimated Deposits value used in the computation of the Closing Date Consideration, Seller will pay to Buyer the amount of the difference in immediately available funds within ten (10) Business Days.

(d) Upon final determination of Prepayments, if the Prepayments are more than the estimated Prepayments value used in the computation of the Closing Date Consideration, Buyer will pay to Seller the amount of the difference in immediately available funds within ten (10) Business Days or (ii) if the Prepayments are more than the estimated Prepayments value used in the computation of the Closing Date Consideration, Seller will pay to Buyer the amount of the difference in immediately available funds within ten (10) Business Days.

Purchase Price Allocation. The Parties agree to allocate the Purchase Price as set forth on Schedule 2.5, which allocation the parties agree is in accordance with Code Section 1060 and the Treasury Regulations thereunder (and any similar provision of state, local, or foreign law as appropriate). Buyer and Seller shall report, act and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation, and shall not take any position (whether in audits, on Tax Returns, or otherwise) that is inconsistent with such allocation unless required to do so pursuant to a change in Law occurring after the date hereof, a closing agreement with a Taxing Authority, or a final, non-appealable judgment of a court of competent jurisdiction.

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REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants that the statements contained in this Article III are true and correct as of the date hereof.

Organization, Corporate Power and Qualification; Authorization.

Seller is (i) a corporation duly organized, validly existing and in good standing under the laws of Delaware and (ii) has all requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the other Ancillary Documents to which it is a party have been duly and validly authorized by Seller, and no other act or proceeding on the part of Seller, its stockholders or board of directors or similar governing body is necessary to authorize the execution, delivery or performance by Seller of this Agreement or any other Ancillary Document to which it is a party or the consummation of any of the transactions contemplated hereby and thereby. Each of this Agreement and the Ancillary Documents to which Seller is a party has been duly executed and delivered by Seller, and assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

No Conflicts; Consents. Except as set forth on Section 3.2 of the Disclosure Schedule, the execution, delivery and performance of this Agreement, the other Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or Order applicable to Seller; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller is a party or by which any of its properties and assets are bound or any Permit affecting the properties, assets or business of Seller; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of Seller.

Financial Data. Buyer has been provided true and correct copies of (a) the unaudited financial statements of the Business for the years 2020, 2021, 2022, 2023, 2024 and budget for the year 2025; (b) the audited/reviewed (as applicable) inventories for the four quarters of the year 2023, the four quarters of the year 2024 and the quarter ending June 30 2025; (c) management reporting on customer and supplier purchase orders for the years 2023 and 2024; and open customer and supplier purchase orders as of the day before Closing; and (d) unaudited income statement reflecting Seller’s good faith view of the pro-forma, standalone performance of the Business for the year ended December 31 2024  (the foregoing (a) – (d), the “Financial Data”) by means of the posting of such Financial Data to Section 16.A, Schedule 3.3, in the Virtual Data Room for Project Broadway located at broadoak.firmex.com as of August 6, 2025. The Financial Data is accurate and complete in all material respects and gives a true and fair view of the state of the financial condition, assets and liabilities as of their respective dates and the results of operations of the Business.  The Financial Data has been prepared in accordance with U.S. generally accepted accounting principles  consistently applied, with the exception of (d) where Seller has used best efforts to prepare the pro-forma standalone income statement based on other financial statements and management reporting.

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Absence of Certain Changes, Events and Conditions.  Since January 1, 2024, Seller has conducted the Business only in the ordinary course of business consistent with past practice, and there has not been any: (a) material adverse change in the Business, the Purchased Assets or the Assumed Liabilities, and no event has occurred or state of facts exists that would reasonably be expected to have a Material Adverse Effect on the Business, the Purchased Assets or the Assumed Liabilities; (b) material damage, destruction or loss, of any of the Purchased Assets, whether or not covered by insurance; (c) sale, exchange or other disposition of any assets which would constitute Purchased Assets but for such disposition, other than sales of Inventory in the ordinary course of business; (d) initiation, receipt or settlement of any Proceeding affecting the Business, the Purchased Assets or the Assumed Liabilities; (e) material change or material amendment to, or termination of, any Assumed Contract; (f) transfer, assignment or license or sublicense of any rights under or with respect to any Intellectual Property Assets; (g) institution, commencement, compromise, release or settlement of any pending or threatened Proceeding in respect of the Business, the Purchased Assets or the Assumed Liabilities; (h) change in Product or service pricing except in the ordinary course of business; (i) acceleration of shipment of Products; or (j) acceleration of invoicing for Products.

Contracts.

Exhibit C hereto identifies each Assumed Contract.  Seller has delivered or made available to Buyer a correct and complete copy of each Assumed Contract as amended to date.  None of the Assumed Contracts constitute Indebtedness. Except as set forth in Section 3.5(a) of the Disclosure Schedule, no Assumed Contract (A) purports to restrict Seller from competing in any line of business, with any Person or in any geographical area, or from offering or selling any product or service to any Person or class of Persons, (B) prohibits or limits the right of Seller to make, sell, distribute or acquire any products or services, (C) contains any “most favored nation” or similar provision in favor of another Person, (D) contains fixed price provisions, (E) grants any Person a right of first refusal, right of first offer or other similar right to purchase any of the properties or assets of Seller, (F) contains any provision prohibiting or limiting the solicitation or hiring of any Person or business from any Person, (G) requires Seller to purchase its requirements of any product or service from a third party or that contains “take or pay” provisions, (H) is with any Governmental Entity, (I) is not terminable on no more than 30 days’ notice without penalty, unless otherwise stated in the Assumed Contract or (J) has the benefit of a warranty for a period of greater than two (2) years and three months.

With respect to each Assumed Contract: (i) the Assumed Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Seller  nor, to the Knowledge of Seller, any other party bound by such Assumed Contract is in material breach or default, and no event has occurred and no circumstance or condition exists (to the knowledge of Seller with respect to an event, circumstance or condition impeding the other party), which with or without the passage of time or giving of notice would constitute a material breach or default, or permit termination, modification, or acceleration, under such Assumed Contract; (iii) Seller  has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential material breach or default of any such Assumed Contract; and (iv) Seller  has not waived any material right under any such Assumed Contract.

Assets.

Exhibit A hereto lists all tangible personal property included in the Purchased Assets.  Seller owns and has good and valid title to every Purchased Asset, whether tangible or intangible, used by it in the conduct of its Business as presently conducted and as presently proposed to be conducted, free and clear of any Encumbrances.

The equipment, machinery, and other tangible assets of Seller are (i) in good operating condition and repair (ordinary wear and tear excepted), (ii) sufficient to operate the Business in all material respects in the same manner as such Business is being conducted as of the date hereof, as presently proposed to be conducted and in the manner historically conducted, and (iii) not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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The Purchased Assets constitute all of the assets, tangible and intangible, necessary to conduct the Business as historically conducted when utilized by a competent labor force.

Intellectual Property.

Exhibit D hereto contains a complete and accurate list of all Intellectual Property Assets owned or licensed by Seller. Exhibit D identifies which Intellectual Property Assets are Owned IP Assets and which Intellectual Property Assets are Licensed IP Assets.

Seller owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets, free and clear of all Encumbrances.

The Intellectual Property Assets contain all of the intellectual property rights necessary to conduct the Business as currently conducted, as presently proposed to be conducted and in the manner historically conducted.  Seller has taken commercially reasonable measures to protect, enforce and maintain the Intellectual Property Assets, including protecting the secrecy and confidentiality of trade secrets and other confidential information.  Seller has not taken any action (or failed to take any action) that would reasonably be expected to result in the loss, lapse, abandonment, invalidity or unenforceability of any Intellectual Property Assets.

All Owned IP Assets and all related Patents and Trademarks which have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, or in any similar office or agency anywhere in the world are in compliance with all applicable Legal Requirements, and are valid and enforceable. All fees in connection therewith have been paid.  Seller has no registered Copyrights.

There are no pending, or, to the Knowledge of Seller, threatened claims against Seller alleging that any of the Intellectual Property Assets or the operation of the Business, infringes or conflicts with the intellectual property rights of any other Person  or that any of the Intellectual Property Assets are invalid or unenforceable.  There have been no claims, written or otherwise, made against Seller asserting the invalidity, misuse or unenforceability of any of the Intellectual Property Assets.  Seller has not received any written notices of any infringement, or misappropriation by Seller from any third party with respect to any Intellectual Property Asset (including any demand or request that Seller license any rights from a Third Party). No current or former employee or consultant of Seller owns any rights in or to any of the Intellectual Property Assets and, to the Knowledge of Seller, there is no violation or infringement by a third party of any of the Intellectual Property Assets.

Neither the execution, delivery, or performance of this Agreement or the Ancillary Documents nor the performance or consummation of any of the transactions contemplated hereby and thereby will, with or without notice or lapse of time, result in: (i) a loss of, or Encumbrance on, any Intellectual Property Assets; (ii) a breach of or default under any Contract relating to any Intellectual Property Assets; (iii) the release, disclosure, or delivery of any Intellectual Property Assets by or to any escrow agent or other Person; or (iv) except for those rights transferring to Buyer pursuant to this Agreement, the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Intellectual Property Assets.

All employees and independent contractors of Seller who have developed any intellectual property with respect to the Business have entered into agreements pursuant to which such employee or independent contractor agreed or agrees to  assign to Seller any Intellectual Property Assets developed by any such employee or independent contractor in the course of its relationship with Seller, without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property Assets whatsoever.

All computer systems, including the Software, firmware, hardware, networks, interfaces, and related systems owned or licensed by Seller and primarily related to the conduct or operation of the Business (collectively, the “Business Systems”) are sufficient for the needs of the Business as currently conducted.  Seller has taken commercially reasonable steps to provide for the back-up and recovery of the data and information used in the conduct of the Business.  Seller has commercially reasonable procedures in place to ensure the security of the Business Systems and the data stored on them.

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Seller is not a party to any agreement or arrangement, or otherwise subject to any duty, which (in either case): (i) restricts the free use of, or requires a license or disclosure by Seller of any source code relating to any Software included in the Intellectual Property Assets; or (ii) requires Seller to (A) include any source code with any distribution or delivery (whether physical or on a hosted basis), and/or (B) permits any licensee to modify any source code relating to any Business Software.  Section 3.7(i) of the Disclosure Schedule contains a list of all open-source software used by the Seller in connection with the Products or the Business.

Seller has complied with all applicable Legal Requirements and all internal privacy policies relating to any collection, use, processing or disclosure by Seller or its Affiliates of any Personally Identifiable Information.  The transactions contemplated by this Agreement are not in breach of applicable privacy-related Legal Requirements or the internal privacy policies of Seller or its Affiliates.  There is no complaint to, or audit, proceeding, investigation or claim against, or to the Knowledge of Seller threatened against, Seller by any Governmental Entity, or by any Person in respect of the collection, use or disclosure of personal information by any Person in connection with the Purchased Assets or the Intellectual Property Assets.

Inventory. The Inventory on hand is in the physical possession of Seller, or in transfer from a supplier of the Business and none of such Inventory is held on consignment.  The Inventory on hand (all of which are Purchased Assets) consists of a quality and quantity usable and saleable in the ordinary course of business, except for excess or obsolete items, all of which have been written off or written down to net realizable value in the Business financials and so reflected in Inventory Value.  The Inventory (i) has been manufactured or acquired in the ordinary course of business, in accordance with Seller’s normal inventory practices, and has been handled and stocked in accordance with Seller’s internal quality controls, inspection and stocking procedures.  Except as set forth in Section 3.8 of the Disclosure Schedule, Seller is not under any obligation or liability to accept returns of items of Inventory in the possession of its dealers or customers, other than normal returns and allowances under warranty claims.  No clearance or extraordinary sale of the Inventory has been conducted.

Customers and Suppliers. Section 3.9 of the Disclosure Schedule sets forth a complete and accurate list of (a) the top ten (10) customers of the Business based on revenues received by Seller for each of the twelve (12) month periods ended December 31, 2022, 2023 and 2024, respectively (collectively, “Top Customers”), and (b) the top ten (10) suppliers of the Business based on amounts paid to suppliers of Seller for each of the twelve (12) month periods ended December 31, 2022, 2023 and 2024, respectively (collectively, “Top Suppliers”). Since January 1, 2022 (a) there has been no dispute between the Seller and any Top Customer or Top Supplier, and no such dispute is threatened, and (b) there has been no termination or adverse change (including, by way of example, decrease in purchase or supply or pricing changes), or to the Knowledge of Seller, threatened termination or adverse change, by any Top Customer or Top Supplier, with respect to such Top Customer’s or Top Supplier’s contractual arrangements or business relationship with the Seller.

Legal Proceedings; Governmental Orders. Except as set forth on Section 3.10 of the Disclosure Schedule, there are no, and since January 1, 2019 there have been no, Proceedings pending or, to the Knowledge of the Seller, threatened against the Seller or any of Purchased Assets or the Business. Except as set forth on Section 3.10 of the Disclosure Schedule, the Seller is not and has not been, subject to any Order, and, to the Knowledge of the Seller, there is no Order pending or threatened against the Seller.

Compliance With Laws; Permits.

Except as set forth on Section 3.11 of the Disclosure Schedule, Seller is and since January 1, 2019 has been in compliance in all material respects with all Applicable Laws and Permits applicable to it, the Business, and the Purchased Assets. Except as set forth on Section 3.11 of the Disclosure Schedule, Seller has not received any notice from a Governmental Entity to the effect that Seller is not in compliance with any Applicable Law.

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Section 3.11(b) of the Disclosure Schedule sets forth a true, correct and complete list of all Permits required for the present operation of the Business. All Permits required for Seller to conduct the Business have been obtained, possessed and maintained by it and are valid and sufficient for the Business as presently conducted and as presently proposed to be conducted by Seller. All Permits are valid and in full force and effect, Seller is in compliance in all material respects with all Permits, and no Proceeding is pending or, to the Knowledge of Seller, threatened to revoke or limit any Permits. To the Knowledge of Seller, there is no reasonable basis, based upon the operations of the Seller as currently conducted, for the refusal to grant (where an application is pending), revocation, suspension or non-renewal (where renewal is pending) of any such Permit or the imposition of any material conditions or restrictions associated with such renewal or grant of any such Permit.

Seller, and its directors, officers, and employees, and to the Knowledge of Seller, any agents acting on their behalf, are and have been in compliance with U.S. and any applicable foreign economic sanctions laws and regulations, including economic sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control and U.S. and applicable foreign laws and regulations pertaining to export and import controls, including those administered by the U.S. Departments of Commerce and State, and applicable anti-money laundering laws and regulations (collectively, “Trade Controls”).

There have been no claims, complaints, charges, voluntary disclosures, or proceedings under Trade Controls involving the Business, and to the Knowledge of Seller, there are no pending or threatened claims or investigations involving suspect or confirmed violations thereof.

To the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement which would adversely affect the Purchased Assets or the Business.

Seller does not, and has not, recommended any of the Products for clinical use or as a diagnostic device.  Seller is in material compliance with all applicable regulatory, safety and environmental  requirements, declared standards, certifications, filings, proceedings, notices, record-keeping requirements, documentation and the like applicable to the Business or required pursuant to contractual obligations.

Taxes.  All U.S. federal, state, local, and non-U.S. Tax Returns of the Company have been timely filed, and such Tax Returns are true and correct in all material respects and have been completed in substantial compliance with applicable Laws.  All Taxes required to be paid by Seller (whether or not shown or required to be shown on any Tax Return), have been timely paid, and Seller has complied in all material respects with all Applicable Laws relating to Taxes required to be paid or withheld with respect to employees and other Persons, including Federal Insurance Contribution Act amounts, and Federal Unemployment Tax Act, and have been timely paid or withheld or set aside for timely payment to the appropriate Taxing Authority) all amounts required to be so paid or withheld.  Seller is not party to any pending Proceeding for assessment or collection of Taxes.

Product Defects; Recalls. There is no, and since January 1, 2019, there has not been any, pending or, to the Knowledge of the Seller, threatened, Proceedings relating to injury to person or property of any third parties suffered as a result of any product manufactured, distributed or sold by or on behalf of Seller, arising under any product warranty or from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), materials or workmanship or sale of its products or otherwise alleging any liability of Seller as a result of any defect or other deficiency with respect to any product manufactured, distributed or sold by or on behalf of the Business prior to the date of this Agreement. Except as set forth on Section 3.13 of the Disclosure Schedule, no product manufactured or sold by Seller has been the subject of any recall or similar action instituted by any Government Entity. Except as set forth in Section 3.13 of the Disclosure Schedule, there are not currently, and there have not been, any material product warranty or defect claims against Seller in respect of products manufactured, distributed or sold by or on behalf of Seller in connection with the Business.

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Backlog. The Business’s backlog arises from bona fide transactions in the ordinary course of business on Seller’s regular terms, including pricing.

Brokers. No broker, finder or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or similar intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with such transactions based upon arrangements made by or on behalf of the Seller, except BroadOak Partners, LLC.

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted and as presently proposed to be conducted.

Company Authorization. Buyer has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, and to perform its obligations hereby and thereby.  The execution, delivery and performance by Buyer of this Agreement and any Ancillary Document to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s power and have been duly authorized by all necessary action on the part of Buyer. Each of this Agreement and the Ancillary Documents to which Buyer is a party has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by the other parties thereto, constitutes when executed a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the execution, delivery and performance by Buyer of the other Ancillary Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Applicable Law or Order applicable to Buyer; (c) require the consent, notice, or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under any material obligation of Buyer.

Brokers. No broker, finder or similar intermediary has acted for or on behalf of Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker, finder or similar intermediary is entitled to any brokerage, finder’s or other fee or commission in connection with such transactions based upon arrangements made by or on behalf of the Buyer or its Affiliates.

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POST-CLOSING COVENANTS

Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party shall take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request. Without limiting the generality of the foregoing, Seller will assist Buyer in all reasonable respects in transferring ownership of Purchased Assets located at vendor locations.

Seller Non-Competition and Non-Solicitation.

During the Restricted Period, Seller agrees that it shall not, directly or indirectly, engage or attempt to engage in, own, have any financial interest in, manage, or operate anywhere in the Territory, any activities of or competitive with the Business (for the avoidance of doubt, including any new products and next generation products covered within the definition of “Business” that are developed during the Restricted Period by Seller pursuant to the Ancillary Documents or Buyer or any Affiliate of Buyer. The term “Restricted Period” means a period of five (5) years from and after the Closing Date.  The term “Territory” means worldwide.

During the Restricted Period, Seller will not, directly or indirectly, (i) hire, engage or recruit, solicit or otherwise attempt to employ or engage or enter into any business relationship with any person who is a Buyer or Buyer Affiliate employee or consultant (each, a “Restricted Person”), (ii) induce or attempt to induce any Restricted Person to terminate his or her relationship with Buyer or any Buyer Affiliate, as applicable, or (iii) in any way interfere with the relationship between Buyer or any Buyer Affiliate, on the one hand, and any such Restricted Person, on the other hand; provided, however, that the foregoing shall not prohibit Seller from placing general advertisements for employees not directed at the employees of Buyer or Affiliate and hiring or engaging any person in response to any such general advertisement.

Seller agrees that during the Restricted Period, Seller (i) will not induce or attempt to induce, directly or indirectly, any customer, supplier, or material business relationship of Buyer or Affiliate in connection with the Business to cease doing business with the Buyer or Affiliate with respect to any product that is competitive with the Genie brand laboratory equipment product family (or successor thereto), or make, or directly or indirectly cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that disparages or would reasonably be expected to in any way harm the reputation or business of Buyer or Affiliate or any of their former, present or future directors, managers, officers, equity holders, employees or independent contractors (in each case in their capacity as such).

Because a remedy at law for any breach of the provisions of this Section 5.2 will be inadequate, in addition to all other remedies available to Buyer, Buyer shall have the right to seek a restraining order, injunction or other equitable relief to enforce the provisions of this Section 5.2 without posting a bond.

Seller hereby acknowledges and agrees that the covenants and agreements set forth in this Section 5.2 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if Seller breached the provisions of this Section 5.2. Seller has consulted with legal counsel regarding the restrictions set forth in this Section 5.2 and based on such consultation has determined and hereby acknowledges and agrees that the territorial, time and other restrictions set forth in this Section 5.2 are reasonable and properly required for the adequate protection of the business and affairs of the Buyer effective from and after the Closing, and in the event that any one or more of such territorial, time or other restrictions is found to be unreasonable by a court of competent jurisdiction, Seller and Buyer shall agree and submit to the reduction of said territorial, time or other restrictions to such an area, the time period, or otherwise as such court may determine to be reasonable. In the event that any restriction set forth in this Section 5.2 is found to be unreasonable or otherwise invalid in any jurisdiction, in whole or in part, Seller and Buyer hereby agree that such restrictions shall remain and be valid in all other jurisdictions.

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Confidentiality. From and after the Closing, Seller shall not, directly or indirectly, and shall ensure that its directors, officers, employees and agents shall not, disclose or make use of any material, non-public information, whether or not in writing, with respect to or concerning the Business, including its operations, business relationships, plans and records, marketing plans, business strategies and relationships with third parties, present and proposed products and services, specifications, trade secrets, know-how, information regarding customers and suppliers, strategic planning and contractual terms, and the terms of this Agreement and the Ancillary Documents (collectively, “Confidential Information”). Seller agrees and acknowledges that upon Closing the Confidential Information is the exclusive property of Buyer. In the event Seller is requested or required by Applicable Law to disclose any Confidential Information, Seller, to the extent permitted by Applicable Law, will notify Buyer promptly of the request or requirement in writing so that Buyer may seek an appropriate protective order or other appropriate remedy and Seller will reasonably cooperate with Buyer in connection therewith. If, absent such order or other remedy, Seller is, on the advice of legal counsel, compelled to disclose any Confidential Information, Seller may disclose only that portion of the Confidential Information that Seller is required by Applicable Law to disclose (and notify Buyer of the content of such disclosure) and exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.

Publicity. Except as otherwise required herein, Buyer and Seller shall use their commercially reasonable efforts to (a) develop a joint communication plan with respect to this Agreement and the transactions contemplated hereby, (b) ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communication plan, and (c) consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, provide to the other Party for review a copy of any such press release or statement, and not issue any such press release or make any such public statement without the other Party’s consent, which consent will not be required if either Party determines in good faith that such disclosure is required or advisable under Applicable Law or any applicable listing agreement with or rules and regulations of a securities exchange (for clarity, however, the obligation of advance consultation shall remain in effect).

Website. Following the Closing Date, Seller shall remove from the Website all references to the Genie laboratory equipment product family except as may be otherwise agreed by Buyer and Seller.

Certain Financial Matters. Seller will maintain cash or cash equivalent balances (inclusive of any amounts held in escrow under this Agreement) as follows: (a) first 3 months after the date hereof: at least $4.5 million; (b) next 3 months: at least $3 million; (c) until the later to occur of the termination of the Transition Services Agreement or the Supply Agreement, at least $1.0 million; and provide evidence thereof at reasonable intervals as requested by Buyer.

5.7 Landlord. Until the later to occur of termination of the Supply Agreement and the Transition Services Agreement, (a) Seller will forward to Buyer, promptly upon receipt, all correspondence from Seller’s landlord alleging default, threatening eviction or termination of lease or otherwise threatening any interruption of Seller’s occupancy of its premises and (b) Seller will not surrender or terminate its lease of the premises where the activities under the Supply Agreement and Transition Services Agreement are occurring.

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INDEMNIFICATION

Indemnification by the Seller.  Seller shall indemnify Buyer in respect of, and hold Buyer harmless against, any and all Damages, incurred or suffered by Buyer or any Affiliate thereof resulting from, relating to, constituting or arising out of:

any misrepresentation or breach of warranty by Seller pursuant to this Agreement;

any failure to perform any covenant or agreement of Seller contained in this Agreement;

any liability for Taxes properly attributable to the period prior to and including the Closing Date, including any and all Taxes resulting from or arising out of the transactions contemplated by this Agreement;

any Excluded Liabilities;

any Excluded Assets;

any Warranty and Returns Expense;

a breach by Seller of the Transition Services Agreement;

the amount by which the calculation in Section 3(c) of the Transition Services Agreement yields a number less than zero;

a breach by Seller of the Supply Agreement; or

any liability or obligation arising out of the ownership or operation of the Purchased Assets or Business prior to the Closing Date other than the Assumed Liabilities.

Indemnification by Buyer.  The Buyer shall indemnify Seller in respect of, and hold Seller harmless against, any and all Damages, incurred or suffered by Seller resulting from, relating to, constituting or arising out of:

any misrepresentation or breach of warranty by Buyer contained in this Agreement;

any failure to perform any covenant or agreement of Buyer contained in this Agreement; and

any Assumed Liabilities, except to the extent of any portion thereof for which indemnification is available under Section 6.1.

Claims for Indemnification.  Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such delay.  In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom.  The Indemnified Party shall not settle or compromise any claim by a third party for which it is seeking indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed), unless the Indemnifying Party shall not have taken control of the defense of such claim as provided in Section 6.4 of this Agreement, after notification thereof pursuant to this Section 6.3, in which case the Indemnified Party may settle or compromise such claim without the Indemnifying Party's consent (subject to the provisions of Section 6.4).

Defense by the Indemnifying Party.

In connection with any claim for indemnification hereunder resulting from or arising out of any claim or legal proceeding by a third party, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party given within 20 days after the date of the notice of the claim from the Indemnified Party pursuant to Section 6.3, assume the defense of such claim or legal proceeding with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld), if such claim or legal proceeding is a Qualifying Claim.

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If the Indemnifying Party assumes the defense of a Qualifying Claim, the Indemnified Party shall promptly deliver to the Indemnifying Party all original notices and documents (including court papers) within its possession relating thereto and shall be entitled to participate in (but not control) such defense, with its counsel and at its own expense (except that the Indemnifying Party will be responsible for the reasonable fees and expenses of one separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest).  In addition, if the Indemnifying Party so assumes such defense, it shall take all steps necessary for the diligent defense or settlement thereof; provided, however, that the Indemnifying Party shall not consent to any settlement or to the entry of any judgment with respect to a claim or legal proceeding which does not include a complete release of the Indemnified Party from all liability with respect thereto or which imposes any liability or obligation on the Indemnified Party without the written consent of the Indemnified Party.

If the Indemnifying Party does not (or is not permitted under the terms of Section 6.4(a) hereof to) assume the defense of any such claim or legal proceeding, (i) the Indemnified Party may defend against such claim or legal proceeding (with the Indemnifying Party responsible for the reasonable fees and expenses of counsel for the Indemnified Party) in such manner as it may deem appropriate, including, but not limited to, settling such claim or legal proceeding on such terms as the Indemnified Party may deem appropriate; provided that the Indemnified Party shall not settle any part of such claim or legal proceeding to the extent that such settlement pertains to monetary damages without the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld) and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense (including all costs and expenses of its counsel). Notwithstanding anything to the contrary contained in this Section 6.4(d), prior to settling any claim or legal proceeding that is a Qualifying Claim, the Indemnified Party shall notify the Indemnifying Party in writing of the proposed settlement and provide the Indemnifying Party with a description of the material terms thereof.  The Indemnifying Party shall respond in writing within ten (10) days of receipt of such notice indicating whether it either (A) approves the terms of such settlement or (B) rejects the terms of such settlement.  If the Indemnifying Party approves the terms of such settlement or fails to respond within such ten (10) day period, the Indemnified Party may settle the claim or legal proceeding on the terms described to the Indemnifying Party.  If the Indemnifying Party rejects the terms of such settlement, the Indemnifying Party shall assume the defense of such claim in accordance with the provisions of Section 6.4(b) and reimburse the Indemnified Party for all costs and expenses incurred to date in connection with or relating to the defense and settlement of such claim.  If the Indemnifying Party rejects the terms of such settlement and either refuses or fails, within five (5) days, to take the actions set forth in the preceding sentence, the Indemnified Party may settle the claim or legal proceeding on the terms described to the Indemnifying Party.

In the case of Product and Service Warranty Claims and Product Returns, the provisions of this subsection (d) shall apply in lieu of the foregoing provisions of this Section 6.4.  Buyer will perform warranty obligations in connection with Product and Service Warranty Claims on behalf of and for the account of Seller whenever Buyer is reasonably able to do so, and accept Product Returns, in accordance with its good faith business judgment.  Buyer will submit an invoice to the third party who has warranty or other liability for such Product and Service Warranty Claims, but Seller’s liability pursuant to Section 6.1(f) shall not be limited in any way by such submission.  Buyer will provide to Seller on a semi-annual basis details concerning the Warranty and Returns Expense incurred in connection with such Product and Service Warranty Claims and Product Returns.

Payment of Indemnification Obligation.  All indemnification by the Indemnifying Party hereunder shall be effected promptly by payment of cash, delivery of a bank check or wire transfer of immediately available funds in the amount of the indemnification liability once such claims are finally resolved under this Article VI; provided that any claims by Buyer in respect of any Damages arising under Section 6.1, other than any claim based in fraud or willful misconduct, shall first be satisfied, once such claims are finally resolved, from the Escrow Amount (to the extent not previously released or exhausted and otherwise available and then not the subject of other claims against the Escrow Amount).

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Treatment of Indemnity Payments.  Any payment made to Buyer pursuant to this Article VI shall be treated as a reduction in the Purchase Price.

Survival. All covenants, agreements and obligations set forth in this Agreement, the Schedules or any other certificate, instrument or document furnished in connection with this Agreement or the transactions contemplated hereby shall survive the Closing. All such covenants, agreements and obligations shall survive the Closing for the period therein specified or, if no period is specified, without limitation. All representations and warranties in this Agreement shall expire on the date eighteen (18) months from the Closing Date except that:

the representations and warranties of the Seller in Sections 3.1, 3.2, 3.6(a), 3.12 and 3.15 and the representations and warranties of the Buyer contained in Sections 4.1 - 4.4 shall survive until the expiration of the applicable statute of limitations; and

the representations and warranties of Seller in Section 3.7 and 3.13 shall survive for a period of two (2) years and three (3) months from the Closing Date.

Any claim asserted in writing which is made prior to the expiration as provided in this Section 6.7 of the representation or warranty that is the basis for such claim shall survive until finally resolved and satisfied in full.

Limitation.

Except as set forth herein, Buyer shall not make a claim under Section 6.1(a) unless and until its Damages are $40,000 or more in the aggregate (the "Basket"). After Buyer's Damages exceed the Basket, Buyer may make claims for indemnification for all Damages from the first dollar, and not just the amount by which Damages exceed the Basket. Seller’s indemnification obligations under Section 6.1(a) shall not exceed twenty percent (20%) of the Purchase Price (the "Cap"). The Basket and the Cap shall not apply to breaches of the Seller’s representations and warranties listed in Section 6.7(a) and (b); it being understood that Damages with respect to such sections shall be recoverable from the first dollar and without reference to the Basket or the Cap. Seller’s aggregate indemnification obligations under Section 6.1 shall not exceed the Purchase Price. The limitations set forth in this Section 6.8(a) shall not apply to any claim based in fraud or willful misconduct.

The amount that the Indemnifying Party is required to pay to an Indemnified Party pursuant to this Article V shall be reduced (including, without limitation, retroactively) by any net insurance proceeds actually recovered by the Indemnified Party in reduction of the related Damages.

In no event will an Indemnifying Party be liable for indirect, consequential, incidental or punitive damages (unless any of same are awarded by a court to a third party).

Damages pursuant to this Article VI shall first be funded from the Escrow Amount. If the Escrow Amount is insufficient, Seller shall be liable for and shall promptly pay any excess Damages. Buyer may also, in its discretion, set off any amounts due hereunder against any Earn-Out otherwise payable.

6.9 Escrow Amount. On the date that is twelve (12) months following the Closing Date, to the extent that any amounts remain in the Escrow Amount, Buyer and Seller shall deliver a joint written instruction to the Escrow Agent to release to the Seller the remaining Escrow Amount, less any amount subject to any pending and unsatisfied or unresolved claims under this Article VI (which amount shall be distributed in accordance with the Escrow Agreement).

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MISCELLANEOUS

Expenses.  All costs and expenses (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants) arising from or incident to this Agreement and the Ancillary Documents shall be satisfied and/or paid by the Party incurring such costs and expenses, except as otherwise expressly provided herein or in an Ancillary Document. Transfer taxes payable on the transfer of the Purchased Assets shall be borne by the Parties in equal part.

No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Notwithstanding anything to the contrary in this Agreement, the Indemnitees are express third party beneficiaries under this Agreement.

Entire Agreement. This Agreement, including the Disclosure Schedule and the Schedules and Exhibits attached hereto, and the Ancillary Documents, constitute the entire agreement among the Parties and supersede any prior understandings, agreements, discussions or representations by or among the Parties, written or oral, to the extent relating in any way to the subject matter hereof of thereof.

Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party and any attempted assignment without such prior written approval shall be void. Notwithstanding the foregoing, the Buyer shall be permitted to assign its rights and obligations under this Agreement and any of the provisions hereof to an Affiliate of Buyer; provided, that notwithstanding any such assignment, Buyer will remain responsible for all of its obligations pursuant to this Agreement.

Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder may be delivered personally, (i) by nationally-recognized overnight courier or (ii) by facsimile or electronically (including transmission via e-mail so long as the party to whom notice was intended affirmatively confirms receipt) by delivery of PDFs and shall be deemed duly given upon receipt; provided, in each case, that if delivered on a date that is not a Business Day or after 5:00 p.m. prevailing time on a Business Day (in each case at the place of delivery), such notice, request, demand, claim or other communication shall be deemed delivered on the next succeeding Business Day; provided, further that such notice, request, demand, claim or other communication is delivered to the applicable Party at the Party’s address, facsimile number or email as set forth below:

If to the Seller at:

Scientific Industries, Inc.

80 Orville Drive, Suite 102

Bohemia, NY 11716

Attention: Helena Santos

Email: hsantos@scientificindustries.com

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with a copy (not constituting notice) to:

Reitler Kailas & Rosenblatt LLP

885 This Avenue, 20th floor

New York, NY 10022

Attention: John Watkins

Email: jwatkins@reitlerlaw.com

If to the Buyer, addressed to it at:

c/o Mettler-Toledo Intl. Inc.

Im Langacher

8606 Greifensee

Switzerland

Attention: Christian Gurtner

Email: christian.gurtner@mt.com

and

c/o Mettler-Toledo, LLC

1900 Polaris Parkway

Columbus, OH 43240

Attn: U.S. General Counsel

Email: David.Kirtley@mt.com

with a copy (not constituting notice) to:

Drake Loeb PLLC

555 Hudson Valley Avenue, Suite 100

New Windsor, NY 12553

Attention: Marianna Kennedy

Email: mkennedy@drakeloeb.com

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at the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Governing Law. All claims or matters related to, concerning or arising from this Agreement and any questions concerning the construction, validity, interpretation and enforceability of this Agreement and the performance of the obligations imposed by this Agreement, whether in law or in equity, whether in contract or in tort or otherwise, shall be governed exclusively by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules, principles or provisions (whether of the State of Delaware or any other jurisdiction) that would require or permit the application of the laws of any jurisdiction other than the State of Delaware.

Jurisdiction; Waiver of Jury Trial. Except for disputes to be resolved under Section 2.4, the Parties agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Chancery Court of the State of Delaware or the Federal District Court for the District of Delaware, and each of the Parties hereby irrevocably consents to the personal jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 7.8 shall be deemed effective service of process on such Party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS (WHETHER IN CONTRACT, TORT OR OTHERWISE). EACH OF THE PARTIES HEREBY AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or incapable of being enforced, such term or provision is hereby deemed modified to give effect to the original written intent of the Parties to the greatest extent consistent with being valid and enforceable under Applicable Law.

Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

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Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that (i) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 7.7 without proof of damages, posting of bond or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the transactions and without that right, neither the Seller nor the Buyer would have entered into this Agreement.

The Parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

Counterparts and Electronic Signatures. This Agreement, the Ancillary Documents and any other signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, may be executed in one or more counterparts, and to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto shall re–execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such Party forever waives any such defense.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement.

Troemner, LLC

By:
Name:
Title:

Scientific Industries, Inc.

By:
Name:	Helena Santos
Title:	CEO

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